Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-147127) pertaining to the Ulta Beauty 2007 Incentive Award Plan, Ulta Beauty, Inc., 2002 Equity Incentive Plan, and the Ulta Beauty Inc. Second Amended and Restated Restricted Stock Option Plan, as further amended, and

(2)	Registration Statement (Form S-8 No. 333-176735) pertaining to the Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan

of our reports dated March 26, 2024, with respect to the consolidated financial statements and schedule of Ulta Beauty, Inc. and the effectiveness of internal control over financial reporting of Ulta Beauty, Inc. included in this Annual Report (Form 10-K) of Ulta Beauty, Inc. for the year ended February 3, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois

March 26, 2024